Exhibit 10.17
Equity Transfer Contract
     This Equity Transfer Contract (this “Contract”) dated as of January 12, 2011, is entered into by and between:
     RAE Systems (Asia) Limited , a company established under the laws of Hong Kong, the People’s Republic of China (“China” or “PRC”), with its legal address being at Units 1516-18, 15/F Delta House, 3 On Yiu Street, Shatin, N.T., Hong Kong (the “Transferor”); and
     Shenyang Research Institute of China Coal Research Institute , an enterprise established and existing under and laws of the People’s Republic of China, with its legal address being at 11 Binhe Road, Fushun Economic Development Zone (the “Transferee”).
     The Transferor and the Transferee here in after each a “Party” and collectively the “Parties”.
     WHEREAS,
     (A) RAE Coal Mine Safety Instruments (Fushun) Co. Ltd. (the “Company”) is a Sino-foreign equity joint venture duly established and validly existing under the laws of the PRC, in which the Transferor holds 70% of the equity interest and Liaoning Coal Industry(Group) Co., Ltd. (a company established and existing under the laws of the PRC, with its legal address being at 13 Xiannongtan Road, Shenhe District, Shenyang; “Liaoning Coal Group”) holds 30% of the equity interest;
     (B) The Transferor desires to transfer to the Transferee, and the Transferee desires to purchase from the Transferor, 70% of the equity interest held by the Transferor in the Company, which has been approved by the board of directors of the Company and by Liaoning Coal Group, the competent industrial regulators and the relevant governmental authorities, and in respect of which Liaoning Coal Group has waived its right of first refusal; and
     (C) Upon the consummation of the transfer of the equity interest as described above, the Transferee shall become the registered owner of the entire interest representing 70% of the registered capital of the Company, and the Company shall be converted from a Sino-foreign equity joint venture into a PRC domestic company.
     NOW, THEREFORE, it is agreed as follows:
Article 1 Equity Transfer
1.1	Subject to the terms and conditions set forth herein, the Transferor agrees to transfer to the Transferee, and the Transferee agrees to purchase from the Transferor, the 70% of the equity interest in the Company, together with all the rights, title, interests, liabilities and obligations associated therewith (the “Subject Equity”).
Article 2 Purchase Price
2.1	The Parties agree that the Subject Equity is here by transferred for free.
Article 3 Rights and Obligations of the Parties

3.1	The transfer of the Subject Equity shall be consummated on the date (the “Closing Date”) on which the transfer of the Subject Equity is approved by the applicable Authority of Commerce. The Transferor and the Transferee shall use their best efforts to ensure the transfer of the Subject Equity is consummated on or before March 31, 2011. In connection therewith, each of the Transferor and the Transferee shall take all steps necessary and prepare all documents required to consummate the transfer of the Subject Equity as soon as practicable, including the following actions:

(a)	to cause Liaoning Coal Group to deliver to the Transferor a termination agreement, substantially in the form and substance attached hereto as Annex A;

(b)	to obtain the approval of the competent Authority of Commerce for the transfer of the Subject Equity and the change in the Company name contemplated by Section 3.6 (the “Name Change”);

(c)	to clear the tax refund issues with the competent tax authorities as contemplated by Section 3.2; and

(d)	to make the registrations and filings with the competent governmental authorities, including the relevant State Administration for Industry and Commerce, the Administration of Foreign Exchange and the tax authorities, reflecting the transfer of the Subject Equity and the Name Change.

3.2	The Transferee shall bear all the fees, taxes, duties, costs and expenses incurred for obtaining the governmental approvals and registrations provided in Section 3. 1 (b) to (d), whether or not the Transferor is required by law or otherwise to pay such fees, taxes, duties, costs and expenses, including any and all tax benefits that the Company has enjoyed but is required to refund to the tax authorities due to fact that the Company is converted into a PRC domestic company upon the transfer of the Subject Equity.

3.3	As of the date of this Contract, the Parties shall ensure and procure that the Beijing Business Unit established by the Company in Beijing and RAE-KLH Technologies (Beijing) Co., Ltd. (“RAE-KLH”) will terminate the lease agreement between them pursuant to which Beijing Business Unit leases from RAE-KLH the office premises and that Beijing Business Unit shall entirely vacate the office premises under the said lease within a reasonable period agreed between the Beijing Business Unit and RAE-KLH.

3.4	Following the execution of this Contract, the Parties shall promptly cause the Company to terminate and immediately cease the performance of any and all of the sales agreements, agency agreements, distribution agreements, supply agreements, or any other agreements by and between the Company on one hand and the Transferor or any of its affiliates (including RAE-KLH) on the other hand for or in connection with the sale of the products of the Company or the products of the Transferor or any of its affiliates.

3.5	The Transferee undertakes that it shall provide all the facilities to assist the Transferor on an unconditional-basis to complete in a timely fashion the preparation of various financial statements and various audits in respect of the Company for period ending on the Closing Date, including the audit in accordance with the US generally accepted accounting principles, the audit under the Sarbanes-Oxley Act (SOA) and the review under the Foreign Corrupt Practices Act (FCPA). The Transferee shall (including causing the Company to) assist the Transferor or any of its affiliates to complete in a timely fashion, within sixty (60) days at the request from the Transferor, the preparation, audit and review of the financial statements and audits described in this Section 3.5.

3.6	Following the date on which the amendment registration of the Company’s business license is completed with the competent Administration for Industry and Commerce reflecting the transfer of the Subject Equity (the “Amendment Registration Date”), the Transferee shall, and shall cause the Company, Liaoning Coal Group and their affiliates to, immediately cease the use of any words or marks containing “RAE” or in connection with its business operations or in their company names.

3.7	On the date hereof, the Transferor shall withdraw the current General Manager of the Company Chen Shizhong, the current Chief HR Officer Liu Xiaohong, the current manager of sales administration center of the Company Hu Anhua and the current Chief Financial Officer of the Company Chang Hong from the Company, all of whom were appointed by the Transferor to the Company, and cause each of the foregoing persons to submit a resignation to the Company. As from the date hereof, the employment of the relevant personnel shall be terminated by the Company and they shall cease to be paid any compensation or benefit by the Company.

3.8	From the date hereof until the Amendment Registration Date, the Transferor shall have the right to keep the company seal, legal person seal, seal for contract execution, and special financial seal that the Company has as of the date hereof, and supervise the use thereof. Within five business days following the Amendment Registration Date, the Transferor’s designated persons and the Transferee’s designated persons shall jointly surrender to the competent government authority for destruction all such seals; provided, however, that the Company shall on the same date deliver to the Transferor a confirmation letter, substantially in the form and substance attached hereto as Annex B, which confirmation letter shall be signed by the new legal representative of the Company then appointed by the Transferee.

3.9	The Transferee shall provide sufficient funds to the Company on the date hereof to support the Company’s on-going operations during the period from the date hereof until the Amendment Registration Date. The Parties hereby acknowledge and confirm that the Transferor has no obligation to provide any funds to the Company.

3.10	The Contract for Sino-foreign Equity Joint Venture (the “JVC”), dated December 10, 2006, between the Transferor and Liaoning Coal Group shall be terminated on the Closing Date.

3.11	On the Closing Date, the Articles of Association of the Company shall be amended to the effect that the amended Articles of Association are consistent with the provisions of this Contract.
Article  4 Representations and Warranties
4.1	Each Party represents and warrants to the other Party that:
(1)	It has full power and authority (including the internal corporate approvals and required governmental approvals, other than the governmental approvals and registrations provided in Section 3.1(b) to (d)) to execute and perform this Contract;

(2)	The execution, delivery and performance of this Contract will not violate in any way its business license, certificate of incorporation, bylaws, or any applicable law, regulation, order, authorization, or approval, or any provisions of any contractual arrangement to which it is a party or otherwise binding upon it;

(3)	Its signing representative has been fully authorized to execute this Contract on its behalf;

(4)	There does not exist any action, arbitration or any other legal or administrative proceedings whether on-going, pending or to its knowledge threatened, that may affect the performance of its obligations hereunder; and

(5)	It shall execute all necessary documents and take all necessary actions to consummate the transfer of the Subject Equity or other matters contemplated hereunder.
4.2	The Transferor undertakes to the Transferee that the Subject Equity is not subject to any mortgage or pledge, or any right of first refusal of any third party other than those set forth in the articles of association of the Company.

4.3	(a) The Transferor represents that except as (i) provided in the audit report as of December 31, 2010 prepared by the Transferee’s auditor or the financial statements of the Company or otherwise disclosed by the Transferor to the Transferee before March 31, 2011, (ii) known to, or should have been discovered by, the Transferee prior to the Closing Date, (iii) known to any director or managerial member of the Company appointed by Liaoning Coal Group prior to the Closing Date, or (iv) incurred in the ordinary course of business of the Company, the Company does not have any material non-disclosed liabilities as of December 31, 2010 (the “Material Non-disclosure Liabilities”). The foregoing representation of the Transferor shall remain effective until the second anniversary of the date hereof (the “Representation Period”),

(b)Subject to Section 4.3(d), the Transferor shall indemnify the Company for and against any Material Non-disclosed Liabilities on a dollar-for-dollar basis; provided, however, that no claim may be asserted nor may any action be commenced against the Transferor pursuant to this Section 4.3, unless the Transferor on or prior to the expiration of the Representation Period receives from the Transferee non-appealable, final judgments or arbitral awards granted by a competent court or arbitral tribunal evidencing the existence of such Material Non-disclosed Liabilities of the Company. For the purpose of this Section 4. 3(b), within the Representation Period, the Transferor shall, upon the Transferee’s reasonable request, assist the Transferee in connection with the litigation and arbitration proceedings brought by the Company against any third parties with respect to the Material Non-disclosed Liabilities (the “Litigation Assistance”). Notwithstanding any other provisions contained in this Contract, the Transferee acknowledges and agrees that this indemnification provision of this Section 4.3 shall be the sole and exclusive remedies of the Transferee for any breach by the Transferor of this Section 4.3.

(c) Before the Company has paid in full the account payables to RAE KLH and RAE Systems (Shanghai) Co., Ltd. “RAE Shanghai”) under the Settlement Agreement, dated as of January 12, 2011, by and among the Transferor, the Transferee, the Company, RAE-KLH, and RAE Shanghai, the Transferor shall have the right to set off any of its liabilities under this Section 4.3 against the account payables then outstanding under the Settlement Agreement. On and after the Company has paid in full the account payables to RAE KLH and RAE Shanghai under the Settlement Agreement, the Transferee shall have the right to bring claims against RAE KLH and RAE Shanghai for indemnification pursuant to this Section 4.3.

(d) Notwithstanding anything to the contrary contained in this Contract, the total amount of (i) losses which may be recovered from the Transferor and its affiliates under this Section 4.3 and (ii) the expenses that the Transferor and its affiliates may incur in connection with its provision of the Litigation Assistance shall not exceed RMB 2 million.
Article 5 Confidentiality
5.1	The terms of this Contract, the transactions contemplated hereunder, the negotiations prior to the execution of this Contract and the contents of any other agreements entered into pursuant to this Contract, shall be confidential information and may not be disclosed to any person other than those employees, directors, contractors, representatives, counsels or financial advisors of either Party or actual or prospective acquirers, lenders or investors, for the need of the performance of their duties and responsibilities or a contract obligation requirement, which disclosure shall be limited to the extent as necessary for the purpose of this Contract.

5.2	The foregoing confidentiality and non-disclosure obligations shall not apply to any information required to be disclosed by either Party pursuant to any laws, legal processes, or the orders or requirements of any competent court or any other governmental authority, or any rules or mandatory requirements published by any stock exchange on which the securities of the Transferor or its holding company are listed or any law applicable to such securities.
Article 6 Breach of Contract

6.1	In case either Party fails to fully perform or suspends the performance of any of its material obligations hereunder, the other party (the “Non-breaching Party”) shall have the right to notify the breaching Party in writing to request the breaching Party to cure such breach within fourteen (14) days as of the receipt of such notice.

6.2	The breaching Party shall fully indemnify and hold the Non-breaching Party harmless against any and all the claims, obligations, damages, losses, costs, and expenses (including reasonable attorney’s fees) of any kind or nature, arising from such breach of breaching Party.

6.3	Notwithstanding anything to the contrary herein, neither Party shall be liable for any indirect or consequential damages incurred by the other Party arising from the performance of or failure to perform this Contract.
Article 7 Termination
7.1	Prior to the Closing Date, this Contract may be terminated:
(1)	by the mutual written consent of both Parties;

(2)	by either Party if the Settlement Agreement is suspended, terminated, or amended for any reason or cause prior to the Closing Date (other than any amendment made pursuant to written consent of the Transferor); or

(3)	by either Party if the Parties have failed to obtain the governmental approval provided in Section 3.1 (b) within six (6) months following the date hereof.
7.2	In the event of termination of this Contract as provided in Section 7.1, this Contract shall forthwith become void; provided, that Section 3.2 and Articles 5, 6 and 8 shall survive. Upon such termination, there shall be no liability on the part of any Party hereto except (a) as set forth in Section 3.2 and Articles 5, 6 and 8 and (b) that nothing herein shall relieve any Party from liability for any breach of this Contract.
Article 8 Dispute Resolution
8.1	This Contract shall be governed by and interpreted pursuant to the laws of the PRC.

8.2	The Parties agree that any dispute or discrepancy arising from or in connection with the execution or performance of this Contract shall be resolved through consultations between the Parties. In case any dispute fails to be resolved through such consultations within thirty (30) days after either Party notifies the other for consultations, such dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for confidential and binding arbitration in Beijing in accordance with the arbitration rules of CIETAC in effect on the date of the submission of such dispute. The Parties further agree that the parties to the arbitration shall each pay the fees and expenses (including without limitation, attorney’s fees) incurred by it in connection with the arbitration.

8.3	The arbitral tribunal shall consist of three (3) arbitrators, with one (1) to be appointed by each of the claiming Party and the responding Party, and the third arbitrator to be jointly appointed by the first two arbitrators. All the proceedings in the arbitration shall be conducted in both Chinese and English. The Parties hereby agree that the arbitral award made by such arbitral tribunal shall be final and binding upon both Parties.

8.4	Other than those matters in dispute, the Parties shall continue to perform their respective obligations hereunder when the dispute is under resolution in accordance with this Article 8.
Article 9 Miscellaneous
9.1	The transfer of the Subject Equity shall take effect when this Contract is approved by the competent Authority of Commerce.

9.2	Neither Party may assign this Contract or any of its respective rights or obligations hereunder without consent of the other Party.

9.3	To the extent permitted by PRC law, no failure or delay by either Party to exercise any rights under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any other rights preclude any further exercise thereof.

9.4	Unless otherwise specified in this Contract or any other agreement or contract referred to herein, this Contract shall constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior expression of intention or understanding between the Parties in respect of the subject matter hereof. This Contract may not be modified or amended unless by written instrument executed by the authorized representatives of the Parties.

9.5	If any provision of this Contract is held to be invalid, illegal or incapable of being enforced by any law or public policy, all other provisions of this Contract shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Contract is not affected in any manner materially adverse to either Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Contract so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Contract are consummated as originally contemplated to the greatest extent possible.

9.6	This Contract shall be executed in both Chinese and English with equal force and effect.

9.7	All notices and written communications from one Party to the other under this Contract shall be written in English or Chinese and shall be sent by courier service or by facsimile to the respective Party at the following addresses, unless changed by a Party in a written notice given to the other Party, and shall be deemed to have been given seven (7) days after deposit with a courier service if delivered by courier service or two (2) days after the date set forth on the facsimile record if delivered by facsimile.

To the Transferor:
Address	3775 North First Street, San Jose, CA 95134, USA
Facsimile:	001-408-952-8480
Attention:	Fei Shen

To the Transferee:
Address:	11 Binhe Road, Fushun Economic Development
Zone
Facsimile:	0413-6616900
Attention:	Liu Bin
9.8	This Contract shall be binding upon the Transferor, the Transferee and their respective successors and permitted assigns.

Execution Version
Equity Transfer Contract
IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized representatives as of the date first above written.

Transferor: RAE Systems (Asia) Ltd.

Authorize Representative:

Signature:	/s/ Fei Shen

Name:	Fei Shen
Title:	Director

Annex A: Termination Agreement
This Termination Agreement (this “Agreement”) dated as of January 12, 2011, by and between:
RAE Systems (Asia) Limited (“RAE”), a company established under the laws of Hong Kong, the People’s Republic of China (“China” or “PRC”), with its legal address being at Units 1516-18, 15/F Delta House, 3 On Yiu Street, Shatin, N.T., Hong Kong; and
Liaoning Energy Investment (Group) Co., Ltd. (“Liaoning Coal Group”), a company established and existing under the laws of the PRC, with its legal address being at 13 Xiannongtan Road, Shenhe District, Shenyang.
WHEREAS,
          (A) RAE and Liaoning Coal Group entered into a Contract for Sino-foreign Equity Joint Venture (the “JVC”), dated December 10, 2006;
          (B) Pursuant to the JVC, RAE and Liaoning Coal Group established RAE Coal Mine Safety Instruments (Fushun) Co. Ltd. (the “Company”), in which RAE holds 70% of the equity interest and Liaoning Coal Group holds 30% of the equity interest;
          (C) RAE and Shenyang Research Institute of China Coal Research Institute (“Shenyang Institute”) entered into an Equity Transfer Contract (the “ETC”), dated as of January 12, 2011, pursuant to which RAE desires to transfer to Shenyang Institute, and Shenyang Institute desires to purchase from RAE, 70% of the equity interest held by RAE in the Company (the “Equity Transfer”); and
          (D) RAE and Liaoning Coal Group wish to terminate the JVC on the Closing Date of the Equity Transfer (as defined in the ETC).
NOW, THEREFORE, it is agreed as follows:
          1. The JVC shall be terminated in its entirety on the Closing Date.
     2. Liaoning Coal Group hereby consents to any and all the provisions of the ETC and agrees to provide assistance to carry out the provisions of the ETC. Liaoning Coal Group hereby unconditionally and irrevocably waives its right of first refusal to the equity transfer contemplated under the ETC.
          3. Liaoning Coal Group on its own behalf and on behalf of its affiliates, directors and employees (collectively, in each case, the “Releasors”), effective on the date hereof, unconditionally and irrevocably releases RAE, its affiliates, directors and employees (collectively, in each case, the “Releasees”) of and from any and all obligations, claims and causes of action of every nature, regardless of whether presently known or unknown, pending or future, certain or contingent, that the relevant Releasors had, now have or hereinafter may have against the relevant Releasees, arising out of or in connection with any circumstance, agreement, activity, event or matter occurring or existing on or prior to the date of this Agreement. For the avoidance of doubt, the Parties confirm that the Releasors are not hereby releasing

RAE from its obligations to indemnify the Company against the Non-disclosed Liabilities pursuant to Section 4.3 of the ETC.
     4. The provisions of this Agreement the negotiations prior to this Agreement and any other instruments entered into pursuant to this Agreement shall be confidential information and will only be disclosed to those employees, directors, contractors, representatives, attorneys, financial advisers and consultants of the Parties or actual or prospective acquirers, lenders or investors, who, by virtue of their respective duties or positions or a contract obligation requirement, have a need to know and then only to the extent needed for the purpose of this Agreement.
          The foregoing obligations of confidentiality and non-disclosure shall not apply to the information which either Party is required to disclose by any applicable law, legal process or an order or requirement of a court of competent jurisdiction or other competent governmental authority, or by the published rules or any mandatory requirements of any stock exchange on which securities of there levant Party or its holding companies are listed (or by any law applicable to such securities).
          5. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.
          6. RAE and Liaoning Coal Group agree that any dispute or discrepancy arising from or in connection with the execution or performance of this Agreement shall be resolved through consultations between the parties. In case any dispute fails to be resolved through such consultations within thirty (30) days after either party hereto notifies the other for consultations, such dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for confidential and binding arbitration in Beijing in accordance with the arbitration rules of CIETAC in effect on the date of the submission of such dispute. The parties hereto further agree that the parties to the arbitration shall each pay the fees and expenses (including without limitation, attorney’s fees) incurred by it in connection with the arbitration. The arbitral tribunal shall consist of three (3) arbitrators, with one (1) to be appointed by each of the claiming party and the responding party, and the third arbitrator to be jointly appointed by the first two arbitrators. All the proceedings in the arbitration shall be conducted in both Chinese and English. The parties hereto agree that the arbitral award made by such arbitral tribunal shall be final and binding upon both parties hereto.
          7. This Agreement is signed in both English and Chinese. Both language versions shall be equally valid.
          8. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.
          9. This Agreement shall become effective on the date hereof.

Execution Version
Equity Transfer Contract - Annex A
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

RAE Systems (Asia) Ltd.

Authorize Representative:

Signature:	/s/ Fei Shen

Name :	Fei Shen
Title:	Director

Annex B: Confirmation Letter
To:
(1)	Guarantor: Shenyang Research Institute of China Coal Research Institute;
(2)	RAE Beijing: RAE-KLH (Beijing) Technologies Co., Ltd.;
(3)	RAE Shanghai : RAE Systems (Shanghai) Co., Ltd.; and
(4)	RAE Systems: RAE Systems.
Dear Sirs,
We refer to the Settlement Agreement (the “Settlement Agreement”), dated as of January 12, 2011, by and among Guarantor, RAE Beijing, RAE Shanghai and RAE Systems. The terms herein have the same meaning as those in the Settlement Agreement.
This is to acknowledge and confirm that:
1.	we, (formerly known as RAE Coal Mine Safety Instruments (Fushun) Ltd., Co.), a company incorporated and existing under the laws of the People’s Republic of China, with its legal address at No. 3, Binhe Road, Fushun Economic Development Zone, Liaoning Province, PRC, is 30% owned by Liaoning Coal and 70% Owned by the Guarantor; our legal representative is ; and

2.	we have duly executed the Settlement Agreement as the Debtor, and the Settlement Agreement has been and will continue to be legally binding upon us.

Signature:

Name:

Title:	Legal Representative , 2011